UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2024

The Simply Good Foods Company

(Exact name of registrant as specified in its charter)

Delaware	001-38115	82-1038121
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

1225 17th Street, Suite 1000
Denver, CO 80202
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (303) 633-2840

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SMPL	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 29, 2024, Simply Good Foods USA, Inc., a New York corporation (“Simply USA”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Safe Brands, LLC, a Delaware limited liability company (“Seller”), and Only What You Need, Inc., a Delaware corporation (“Target”). Simply USA is a wholly owned subsidiary of The Simply Good Foods Company (the “Company”).

Pursuant to the Purchase Agreement, the Company will acquire 100% of the equity securities of Target from Seller at the closing of the transactions contemplated thereby (the “Acquisition”) for a cash purchase price of $280,000,000 (subject to customary adjustments for Target’s levels of cash, indebtedness, net working capital and transaction expenses as of the closing).

Closing Conditions

The obligation of the parties to the Purchase Agreement to consummate the Acquisition is subject to the satisfaction or waiver of a number of conditions set forth in the Purchase Agreement, including (i) the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the absence of any injunction or order that prevents or prohibits the consummation of the Acquisition, and (iii) certain other customary conditions. There is no financing condition.

Termination

The Purchase Agreement contains certain termination rights for both Simply USA and Seller, including, among others, a mutual termination right if the transactions contemplated by the Purchase Agreement are not consummated by August 27, 2024.

Other Terms

The Purchase Agreement contains representations, warranties, covenants and indemnities of the parties customary for a transaction of this type, including, without limitation, covenants regarding the conduct of the business of Target prior to the closing.

The representations and warranties of Simply USA, Seller and Target contained in the Purchase Agreement have been made solely for the benefit of Simply USA, Seller and Target, as applicable. In addition, such representations and warranties (i) have been made only for purposes of the Purchase Agreement, (ii) have been qualified by confidential disclosures made between the parties in connection with the Purchase Agreement, (iii) are subject to materiality qualifications contained in the Purchase Agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the Purchase Agreement or such other date as is specified in the Purchase Agreement and (v) have been included in the Purchase Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding Simply USA, Seller and Target, the Company or their respective business.

Investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of Simply USA, Target, or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement. The Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company and Simply USA that has been, is or will be contained in, or incorporated by reference into, the annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other documents that the Company files with the SEC.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

Incorporated into this Item 7.01 by reference is the April 29, 2024, presentation regarding Target, available via the Company’s investor relations page at: https://www.thesimplygoodfoodscompany.com/static-files/e3654954-c969-4d19-9e55-2175c068283d.  The foregoing is being furnished pursuant to Item 7.01 and will not be deemed to be filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor will it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01. Other Events

The Company intends to finance the Acquisition by using approximately $50 million of cash on its balance sheet as well as committed financing from Barclays Bank PLC, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc.

On April 29, 2024, the Company and Target issued a joint press release relating to the entry into the Purchase Agreement. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of April 29, 2024, by and among Simply Good Foods USA, Inc., a New York corporation, Only What You Need, Inc., a Delaware corporation, and Safe Brands, LLC, a Delaware limited liability company.

99.1	Press Release dated April 29, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 30, 2024	By:	/s/ Shaun P. Mara
		Name:	Shaun P. Mara
		Title:	Chief Financial Officer
(Principal Financial Officer)